JUSTEENE BLANKENSHIP, PLLC	7069 S. Highland Dr., Suite 300
Salt Lake City, UT 84121
(801) 274-1011 Voice
(801) 274-1099 Fax
justblank2000@yahoo.com

Exhibit 5.1 & 23.2

April 27, 2010

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Good Earth Land Sales Company, Post Effective Amendment No. 2 to Form SB-2 on Form S-1

Ladies and Gentlemen:

I have been retained by Good Earth Land sales Company, (the “Company”), in connection with the Post Effective Amendment No. 2 to Form SB-2 on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”) relating to 348,000 shares of common stock, $.001 par value per share.  You have requested that I render an opinion as to whether the common stock as proposed to be sold on the terms set forth in the Registration Statement is validly issued, fully paid and non-assessable.

I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon

Based on my examination mentioned above, I am of the opinion that the securities being sold pursuant to the Registration Statement, which are already issued, will be when sold in the manner described in the Registration Statement, duly authorized, legally and validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States, the laws of the State of Florida, and reported judicial decisions interpreting those laws. I express no opinion as to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to my firm under the heading “Legal Matters” in the related Prospectus.

Very truly yours,

/s/ Justeene Blankenship, PLLC

Justeene Blankenship, PLLC